EXHIBIT 99.1

Dear Shareholder:

I am delighted to share with you results from the first quarter of 2005 for Apple Hospitality Two, Inc. Our first quarter occupancy rates were 75 percent, up three percent over our first quarter of 2004, and our average daily rate (ADR) was $99, a five percent increase from this time last year. Additionally, revenue per available room (RevPAR) was $74, an impressive nine percent increase over first quarter 2004.

Our carefully selected properties, located in key markets, have consistently performed at the top of their class. For example, our Arcadia, CA Residence Inn® reported first quarter RevPar of $122, an 18 percent increase over last year. The Long Beach, CA Residence Inn® excelled with first quarter RevPar of $101, seven percent ahead of last year’s. Our Portland, OR Homewood Suites® jumped ahead of projected RevPar by 16 percent and our Dulles, VA Homewood Suites® achieved an impressive ADR of $144. In addition, our Residence Inns in Bakersfield, CA, Boca Raton, FL, Pensacola, FL and St. Petersburg, FL all celebrated occupancy rates of 90 percent or higher during the first quarter.

With a primary goal of generating strong returns for our investors, we work to increase our bottom line by monitoring operational costs at our properties including payroll, benefits, utilities and insurance, and ensuring the implementation of new brand initiatives. First quarter funds from operations (FFO) were $10.1 million or $.24 per share, a 26 percent increase over FFO from this time last year. During the first quarter of 2005, we paid shareholders dividends of $0.20 per share, representing an eight percent annual return on a $10 share price.

Reports show that as the economy strengthens, demand for our properties is increasing. According to the March 29, 2005 issue of The New York Times, Smith Travel Research reported demand for extended-stay lodging increased by five percent in 2004, an increase greater than that of the hotel industry overall. Furthermore, Ernst & Young revealed in their “2005 National Lodging Report,” that in 2004 hotels reclaimed pricing power and further improvement is anticipated in 2005—ADR is expected to increase around four percent and it is projected that occupancy rates will rise approximately two percent.

The outlook for 2005 is certainly positive. Favorable industry trends, our strong brand power, the performance of our markets and the continued success of our properties have set the foundation for another great year. I look forward to sharing our progress with you through future shareholder reports. Thank you for being an investor with Apple Hospitality Two.

Sincerely,

Glade M. Knight Chairman and Chief Executive Officer

This quarterly report contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include: the availability and terms of financing; changes in national, regional and local economies and business conditions; competitors within the extended-stay hotel industry; and the ability of the company to implement its acquisition strategy and operating strategy and to manage planned growth. In addition, the timing and amounts of distributions to common shareholders are within the discretion of the company’s board of directors. Although the company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate; therefore, there can be no assurance that such statements included in this quarterly report will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the company or any other person that the results or conditions described in such statements or the objectives and plans of the company will be achieved.

Statement of Operations (Unaudited)

(In thousands except statistical data)	For the three months ended March 31, 2005	For the three months ended March 31, 2004
Revenues
Suite revenue	$52,641	$48,116
Other revenue	1,291	1,364

Total revenues	$53,932	$49,480
Expenses
Direct operating expense	$14,133	$13,072
Other hotel operating expenses	22,487	21,288
General and administrative	439	633
Depreciation of real estate owned	6,393	5,925
Interest – net	6,818	6,476

Total expenses	$50,270	$47,394
Net Income	$3,662	$2,086
Funds from Operations (a)
Net Income	$3,662	$2,086
Depreciation of real estate owned	6,393	5,925

Funds From Operations	$10,055	$8,011

FFO per share	$0.24	$0.19
Weighted-average Shares Outstanding	41,714	41,717
Operating Statistics
Occupancy	75%	73%
Average Daily Rate	$99	$94
RevPAR	$74	$68

Balance Sheet Highlights (Unaudited)

(In thousands)	March 31, 2005	December 31, 2004
Asset
Investment in real estate – net	$629,615	$636,206
Cash and cash equivalents	6,986	13,118
Other assets	22,303	15,280

Total assets	$658,904	$664,604

Liabilities and Shareholders’ Equity
Notes payable-secured	$371,321	$372,762
Other liabilities	16,512	16,104

Total liabilities	$387,833	$388,866
Total shareholders’ equity	271,071	275,738

Total liabilities and shareholders’ equity	$658,904	$664,604

(a)	Funds from operations (FFO) is defined as net income (computed in accordance with generally accepted accounting principles - GAAP) excluding gains and losses from sales of depreciable property, plus depreciation and amortization. The company considers FFO in evaluating property acquisitions and its operating performance and believes that FFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of the company’s activities in accordance with GAAP. FFO is not necessarily indicative of cash available to fund cash needs.

The financial information furnished reflects all adjustments necessary for a fair presentation of financial position at March 31, 2005 and the results of operations for the interim period ended March 31, 2005. Such interim results are not necessarily indicative of the results that can be expected for the full year. The accompanying financial statements should be read in conjunction with the audited financial statements and related notes appearing in the Apple Hospitality Two, Inc. 2004 Annual Report.

Apple Hospitality Two

Portfolio of hotels

ALABAMA	Birmingham,

Montgomery

CALIFORNIA	Arcadia, Bakersfield,

Concord, Costa Mesa,

Irvine, La Jolla, Long

Beach, Placentia,

San Ramon

COLORADO	Boulder (2)

CONNECTICUT	Meriden

FLORIDA	Boca Raton,

Clearwater (2),

Jacksonville, Pensacola

GEORGIA	Atlanta (7)

ILLINOIS	Chicago (2)

LOUISIANNA	Shreveport-Bossier City

MARYLAND	Baltimore

MASSACHUSETTS	Boston (2)

MICHIGAN	Detroit, Kalamazoo,

Southfield

MISSISSIPPI	Jackson (2)

MISSOURI	St. Louis (3)

NEVADA	Las Vegas

NEW MEXICO	Santa Fe

NORTH CAROLINA	Charlotte, Greensboro

OHIO	Akron, Cincinnati (2),

Columbus, Dayton (2)

OREGON	Portland

PENNSYLVANIA	Philadelphia (2)

SOUTH CAROLINA	Columbia, Spartanburg

TENNESSEE	Memphis

TEXAS	Dallas (4), Houston,

Lubbock

UTAH	Salt Lake City

VIRGINIA	Herndon (Washington, D.C.), Richmond

WASHINGTON	Redmond